Exhibit 10.4

FIRST AMENDMENT TO THE
EXECUTIVE EMPLOYMENT, NON-COMPETE
AND CONFIDENTIALITY AGREEMENT

THIS FIRST AMENDMENT TO THE EXECUTIVE EMPLOYMENT, NON-COMPETE AND CONFIDENTIALITY AGREEMENT ("Amendment") is entered into this ______ day of ______________, 2007, by and between Richard A. Montoni (the "Executive") and MAXIMUS, Inc., a Virginia corporation with its principal place of business in Reston, Virginia (the "Corporation") and provides as follows:

WHEREAS, on or about April 24, 2006, the Corporation and Executive entered into an Employment Agreement; and

WHEREAS, the parties desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound, the parties agree as follows:

1.           Section 1.4 is hereby deleted in its entirety and substituted with the following:

"Severance.  The parties agree that in the event the Corporation terminates the Executive's employment without Cause or the Executive terminates the employment for "Good Reason" (as defined in the Income Continuity Plan) prior to the expiration of the Scheduled Term, the Executive shall be entitled to the following:

(a) Benefits, at the Corporation's expense, as provided under Section 1.2 for the greater of the remainder of the Scheduled Term or twelve (12) months.  To the extent that these payments are not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the 'Code') under the COBRA, reimbursement, in-kind benefit, or other applicable exceptions thereunder, such payments shall be made at the time and in the amount required under the documents governing each such benefit;

(b) Vesting of stock options and Restricted Stock Units; and

(c) a lump sum, payable within 30 days following termination of employment, equal to the greater of (i) Base Salary for the remainder of the Scheduled Term or (ii) two times the sum of the Executive's Base Salary plus the lesser of his target bonus or previous year's actual bonus, which lump sum shall be considered a separate payment for purposes of Section 409A of the Code.  If the Executive's employment termination occurs in connection with a Change in Control, the Executive shall be entitled to receive such payments and benefits as provided under the Income Continuity Plan, and this Section 1.4 shall not apply."

2.           The second sentence of Section 1.5 is deleted and substituted with the following:

"If any law or the terms of any plan document (or related agreement) prevents the Corporation from treating the Executive as remaining in employment with the Corporation continuously during this period, the Corporation, within 60 days after the Executive terminates employment, shall pay or provide to the executive an amount equal to the difference between (a) and (b), where (a) and (b) are determined as follows:

(a)           The payments or benefits the Executive would have received or been entitled to if the Executive had remained in employment with the Corporation continuously during the period beginning March 18, 2002 through the Effective Date; and

(b) The payments or benefits the Executive actually received or is entitled to under applicable law and the terms of the applicable plan documents."

3.           A new Section 4.12 is hereby added to the Employment Agreement as follows:

"Distributions to Specified Employees.   Notwithstanding any provision to the contrary, to the extent the Executive is considered a specified employee under Section 409A of the Code and would be entitled to a payment during the six month period beginning on the Executive's date of termination that is not otherwise excluded under Section 409A of the Code under the exceptions for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or an otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six month anniversary of the Executive's date of termination or the Executive's death."

4.           A new Section 4.13 is hereby added to the Employment Agreement as follows:

"Section 409A of the Code.  It is the intention of the parties that this Agreement comply with and be administered in accordance with Section 409A of the Code and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.  In the event that the Company does not so cooperate, the Company shall indemnify the Executive for any interest and additional tax arising from the application of Section 409A of the Code, grossed-up for any other income tax incurred by Executive related to the indemnification (i.e., indemnification of such additional income tax), assuming the highest marginal income tax rates apply to any taxable indemnification.  Any indemnification payment shall be made within ninety (90) days of the date Executive makes payment of the interest and/or additional tax."

*           *           *

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

EXECUTIVE	MAXIMUS, Inc.

By
Richard A. Montoni

Date	Title

3